                                                              Exhibit (e)(4)(xv)
                                                              ------------------

                                 AGREEMENT


          AGREEMENT, dated as of August 23, 1999, by and between SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431 ("Sensormatic"), and PER-OLOF LOOF ("Executive"), residing at 20281 Boca West Drive, Apt. #2202, Boca Raton, Florida 33434.

                                 W I T N E S S E T H:
                                 -------------------

          WHEREAS, as of the date hereof, Executive is becoming the President and Chief Executive Officer of Sensormatic, and Executive is expected to make a significant contribution to the performance and growth of Sensormatic;

          WHEREAS, the Board of Directors of Sensormatic recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty which it may raise among Sensormatic's management, may result in the distraction or departure of management personnel to the detriment of Sensormatic and its stockholders, particularly at a time when Sensormatic is placing heavy demands on its management in connection with its efforts to expand its product lines and markets, restructure its operations and reduce its expenses;

          WHEREAS, the Board of Directors of Sensormatic has determined that it is in the best interest of Sensormatic and its stockholders to provide to Executive certain rights as to termination compensation in the event of a Change in Control; and

          WHEREAS, the Board of Directors of Sensormatic believes that the grant of such rights to Executive will help assure Executive=s continuing dedication to his duties to Sensormatic, notwithstanding the occurrence of any Change in Control, and, in particular, will enable Executive to objectively and impartially assess, and advise the Board of Directors with respect to, any proposal received by Sensormatic regarding a Change in Control and to take such action regarding any such proposal as the Board of Directors may deem to be appropriate;

          WHEREAS, this Agreement is contemplated by the Executive's Employment Agreement with Sensormatic dated August 23, 1999 (the "Employment Agreement");

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

          1.  Term.
              ----

          (a) The term of this Agreement shall commence on the date hereof (which for all purposes of this Agreement shall mean the date first above written) and shall continue after a Change in Control for so long as Sensormatic has or may have any obligations under Sections 6, 7, 8, 12, 13 or 16 hereof.

          (b) Notwithstanding the provisions of Section 1(a) hereof, this Agreement shall terminate automatically in the event of the voluntary or involuntary termination of Executive's employment with Sensormatic prior to the occurrence of a Change in Control, so long as, at the time of such termination of employment, no Attempted Change in Control shall have occurred and then be pending. Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated by Sensormatic prior to a Change in Control, which Change in Control occurs, and Executive reasonably demonstrates that such termination was at the request of a third party who effectuates such Change in Control or that such termination was directly related to or in anticipation of such Change in Control, then for all purposes of this Agreement, Executive shall be entitled to the payments and other benefits provided under this Agreement, offset by any amounts previously paid pursuant to the Employment Agreement.

          2.  Salary and Bonus.  Executive's present base salary is $495,000 per
              ----------------
year and Executive's target bonus is deemed to be $325,000 per year. After the date of this Agreement, Executive's annual base salary and target bonus (subject to Section 3(b) of the Employment Agreement) may be increased or decreased, to the extent permitted under the Employment Agreement, as determined by Sensormatic's Board of Directors or any compensation committee thereof, provided, however, that none of the following shall be effective during the pendency of an Attempted Change in Control or in the event of a Change in Control or at any time within 36 months after a Change in Control has occurred:
(i) any decrease in Executive's annual base salary or target bonus from the amounts set forth above (or any greater amounts subsequently so determined and approved), (ii) any decrease in the actual amount paid to Executive as a bonus from the amount of the bonus actually paid for the most recently concluded fiscal year (except to the extent that such actual amount paid in the then-current fiscal year exceeds 150% of the greater of the target bonus then in effect or $325,000), or (iii) any change in the formula then in effect for calculation of Executive's bonus that could be reasonably anticipated to result in a decrease in the amount payable thereunder.

          3.  Fringe Benefits.  Sensormatic currently provides to Executive the
              ---------------
fringe benefits listed below, without cost to Executive, and, while nothing in this Agreement shall be deemed to require Sensormatic to continue any such benefits or to prohibit Sensormatic from modifying any such benefits in any respect (subject to the express terms of the Employment Agreement, as applicable), except that there shall be no material reduction in any such currently provided benefits (and there shall be no material reduction in any additional benefits subsequently approved by Sensormatic's Board of Directors or any committee thereof) during the pendency of an Attempted Change in Control or in the event of a Change in Control or at any time within 36 months after a Change in Control has occurred (and, in addition, there shall not, at any time following a Change in Control, be any change in Sensormatic's Senior Executive Defined Contribution Retirement Plan or any similar or successor plan (the "Senior Executive Plan", which shall include, for all purposes of this Agreement, any Senior Executive Defined Contribution Retirement Agreement between Sensormatic and Executive under such Plan) resulting in a reduction of Executive's benefits thereunder), it is anticipated that such benefits (together with any such additional benefits) shall continue to be provided to Executive on the same or a substantially similar basis in the future in accordance with the terms of the applicable benefit plans and policies: [Note -- check current applicability of benefits listed below]

          (a) group medical and group dental plans in which Executive and his eligible dependents are participants;

          (b) life insurance on Executive's life and accidental death and dismemberment insurance, each equal to two times Executive's annual base salary (but not to exceed $1,000,000 or such greater amount as may be established by Sensormatic for such purposes from time to time);

          (c) participation in Sensormatic's retirement and/or profit sharing plans (including the Senior Executive Plan) and in Sensormatic's annual contributions, if any, thereto, provided that such participation is contingent on Executive's continued qualification prior to any such Change in Control or Attempted Change in Control as an eligible participant under the provisions of such plans as then in effect and on Executive's election to continue his participation in such plans;

          (d) the use of a Sensormatic owned or leased automobile and comprehensive insurance protection on such vehicle;

          (e) disability income protection in an amount equal to not less than 60% of his annual base salary and target bonus;

          (f) payment of such country club/golf fees and airline club room fees as are necessary or advisable for Executive's professional activities, including the entertainment of business associates/clients, and commensurate with those provided to him under his Employment Agreement as of the date this Agreement;

          (g) reimbursement of Executive for reasonable travel and entertainment expenses incurred by Executive in connection with the business of Sensormatic; and

          (h) the provision to Executive of office space befitting Executive's position, secretarial help, and access to telephone service, including WATS lines.

Further, Sensormatic expects that, during the term of this Agreement, and so long as Executive continues to be employed by Sensormatic, Executive's position shall continue to be located in Palm Beach County or Broward County, Florida, and that the duties and responsibilities of Executive's position shall not be significantly diminished.

          4.  Employment Commitment.  As partial consideration for the benefits
              ---------------------
available to Executive under this Agreement, Executive hereby agrees to remain as an officer and employee of Sensormatic during any Attempted Change in Control and for a period of six months immediately after a Change in Control first occurs (the "Commitment Period"), and during the Commitment Period to devote substantially all his business time and efforts to the business and affairs of Sensormatic, provided that Executive shall be entitled to terminate his employment by Sensormatic during an Attempted Change in Control or at any time following a Change in Control in circumstances which constitute an involuntary termination pursuant to Section 10 hereof. Neither Executive's participation in other businesses, as a director or otherwise, with the approval of Sensormatic's Board of Directors (which approval shall be deemed to include the Board of Directors not objecting to such participation following disclosure thereof to the Board of Directors by Executive, and which approval may not be withdrawn following such Change in Control), nor Executive's engaging in charitable activities and community affairs or managing his personal investments and affairs, shall be deemed to contravene the foregoing provision. In the event that Executive voluntarily terminates his employment with Sensormatic (other than by resignation contemplated in Section 10 hereof) at any time during the Commitment Period, Executive shall not be entitled to any of the benefits provided for in this Agreement, other than those provided under Sections 6(a), 6(b), 6(c), 6(d), 7(a)(ii), 12, 13 and 16 hereof, and shall promptly repay to Sensormatic, on an after-tax basis, any benefits previously received by him pursuant to any provisions of Sections 6 or 7 of this Agreement not referred to in this sentence, but Sensormatic shall have no other remedy for Executive's failure to remain an employee and officer as required by this Section 4. Any amounts or benefits received by Executive pursuant to the Employment Agreement or any other compensation plan or arrangement of Sensormatic, even if similar or identical to those to which he would be entitled under this Agreement, shall not be deemed received pursuant to this Agreement or be repayable to Sensormatic for purposes of the preceding sentence.

          5.  Change in Control.
              -----------------

          (a) For purposes of this Agreement, the term "Change in Control" shall mean a change in control of Sensormatic of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided, that, without limitation, such a change in control shall be deemed to have occurred if (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, "Beneficial Owner"), directly or indirectly, of securities of Sensormatic representing 30% or more of the combined voting power of Sensormatic's then outstanding voting securities, (ii) Sensormatic consummates a merger, consolidation, share exchange, division or other reorganization of Sensormatic with any other corporation or entity, unless the shareholders of Sensormatic immediately prior to such transaction beneficially own, directly or indirectly, (A) if Sensormatic is the surviving corporation in such transaction, 60% or more of the combined voting power of Sensormatic's outstanding voting securities as well as 60% or more of the total market value of Sensormatic's outstanding equity securities, (B) if Sensormatic is not the surviving corporation, 80% or more of the combined voting power of the surviving entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (C) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such shareholders owned shares of Sensormatic prior to such transaction; (iii) Sensormatic adopts a plan of complete liquidation or winding-up of Sensormatic;
(iv) the shareholders of Sensormatic approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of Sensormatic's assets; or (v) during any period of 24 consecutive months, individuals (y) who at the beginning of such period constitute the Board of Directors of Sensormatic or (z) whose election, appointment or nomination for election was approved prior to such election or appointment by a vote of at least two-thirds of the directors in office immediately prior to such election or appointment who were directors at the beginning of such two-year period (other than any directors who prior to the Change in Control were associated or affiliated with any Person involved with any Change in Control or Attempted Change in Control), cease for any reason to constitute at least three-fourths of the Board of Directors of Sensormatic.

          (b) For purposes of this Agreement, an "Attempted Change in Control" shall be deemed to have occurred (i) if any Person files (or fails to file when required to do so) with the Securities and Exchange Commission (the "SEC") a Statement on Schedule 13D relating to voting securities of Sensormatic (A) disclosing the acquisition of 10% or more thereof or (B) while disclosing the acquisition of less than 10% of such voting securities, indicates an intention to effect any of the transactions listed in Item 4 of Schedule 13D or otherwise to effect a Change in Control, (ii) upon the public announcement (including, without limitation, the filing with the SEC of a Statement on Schedule 14D-1) by any Person of an intention to make a tender offer or otherwise to effect a Change in Control, (iii) in the event of any solicitation of proxies for the election of directors of Sensormatic pursuant to Rule 14a-11 of the Rules and Regulations under the Exchange Act or the filing of a Statement on Schedule 14B in anticipation thereof, (iv) the receipt by Sensormatic from any Person of any other communication proposing, or indicating an intention, to effect a Change in Control by the acquisition of voting securities of Sensormatic, the solicitation of proxies for the election of directors or otherwise or (v) if the Board of Directors of Sensormatic or an authorized committee thereof otherwise determines that an Attempted Change in Control is pending. The termination of the pendency of an Attempted

Change in Control shall be determined by the Board of Directors of Sensormatic (or an authorized committee thereof); provided, that any Attempted Change in
                                      --------
Control shall in any event be deemed to have terminated upon the occurrence of a Change in Control.

          (c) A Change in Control shall be deemed, for purposes of this Agreement, to be: (i) "non-approved" if (A) in connection with the consideration thereof by the Board of Directors of Sensormatic, a majority of the Previous Members of the Board of Directors (as defined below), either before or after such Change in Control, (x) votes to disapprove of such Change in Control, (y) votes to approve of such Change in Control, but as a consequence of the existence of a competing proposal for a Change in Control, or (z) otherwise expressly declares that such Change in Control is "non-approved", or (B) a majority of the Previous Members of the Board of Directors neither expressly approves nor disapproves of such Change in Control, or (ii) "approved" if in connection with the consideration thereof by the Board of Directors of Sensormatic, a majority of the Previous Members of the Board of Directors, either before or after such Change in Control, (x) approves of such Change in Control (other than as a consequence of the existence of a competing proposal for a Change of Control) or (y) otherwise expressly declares that such Change in Control is "approved", notwithstanding clause (A)(y) of this Section 5(c). The majority of the Previous Members of the Board of Directors shall indicate its approval or disapproval of a Change in Control by a statement or statements in writing to such effect. For purposes of this Agreement, Previous Members of the Board of Directors shall mean members of the Board of Directors of Sensormatic as of the date of a Change in Control (the first Change in Control, if there are more than one) who had been in office for a period of at least two years immediately prior to such Change in Control (other than directors who prior to such Change in Control were appointed or elected as directors as a consequence of their association or affiliation with any Person effecting such Change in Control).

          In addition, notwithstanding any previous determination that a Change in Control was "approved", such Change in Control may subsequently be determined, in good faith, to be "non-approved" by a majority of the Previous Members of the Board of Directors who are then still in office with Sensormatic or a corporate successor of Sensormatic (or if fewer than two such Previous Members of the Board of Directors are still in office, then by a majority of the Previous Members of the Board of Directors, whether or not still in office) within the 36-month period immediately following such Change in Control, if during such period there occur (1) events of the types referred to in Section 10 hereof with respect to individuals who were officers of Sensormatic at the time of the Change in Control, (2) defaults by Sensormatic under this Agreement or any similar agreement, (3) the involuntary termination (other than for cause or in the event of death or permanent disability) of the employment of a number of the officers of Sensormatic who were officers immediately prior to such Change in Control exceeding 40% of the total number of such officers, or (4) the transfer (by sale, merger or otherwise) of all or substantially all the equity securities of Sensormatic acquired by the Person effecting such Change in Control, of all or substantially all the assets of Sensormatic, or of all or substantially all the equity securities of Sensormatic's successor corporation, directly or indirectly, to a third party (other than a majority owned affiliate of such Person). In the event of such a subsequent determination, Executive shall be entitled to all benefits arising under this Agreement out of a "non-approved" Change in Control as if such Change in Control had been deemed "non-approved" initially. Any additional benefits arising out of such "non-approved" Change in Control which Executive is entitled to receive through the date of such determination shall be paid or satisfied promptly by Sensormatic. For purposes of this Section 5(c), the term "officers" shall not include individuals whose only office with Sensormatic is Assistant Secretary or Assistant Treasurer.

          (d) For the purposes of this Section 5, references to provisions of the Exchange Act and rules, regulations and schedules thereunder shall be to such provisions as they are in effect and interpreted as of the date of this Agreement.

          6.  Benefits Effective Upon a Change in Control.  In the event a
              -------------------------------------------
Change in Control occurs, Executive shall be entitled to the following benefits:

          (a) All stock options issued by Sensormatic to Executive, whether or not then exercisable, shall remain fully exercisable or shall become fully exercisable immediately (or, notwithstanding the foregoing, in the event of an Attempted Change in Control involving a proposed Reorganization Event (as such term is defined in Section 6(b) hereof)), such options shall become fully exercisable thirty days before the date of such Reorganization Event, and such options shall remain outstanding and fully exercisable for the stated term thereof or until the later of (i) nine months following the voluntary or involuntary termination of Executive's employment with Sensormatic (or, at the option of Executive, in the case of an incentive stock option, three months following such termination) or (ii) the end of the respective post-termination exercisability periods provided for in such options (including if applicable, such periods in the event of death or disability); provided, that in no event
                                                   --------
shall the term of such options be extended beyond their respective original terms. In addition, any deferred vesting or forfeiture provisions applicable to any shares of Sensormatic stock awarded to or otherwise held by Executive shall be without further force or effect, and Executive shall have the unrestricted right to such shares.

          (b) In the event that (i) such Change in Control is effected through
(A) a tender or exchange offer (a "Tender Offer") or (B) any means, in one or more transactions, with the result in either case that any Person becomes the Beneficial Owner, directly or indirectly, of securities of Sensormatic representing 50% or more of the combined voting power of Sensormatic's then outstanding voting securities (any such Change in Control referred to in this clause (i), including pursuant to a Tender Offer, being hereinafter referred to as a "Majority Acquisition"), (ii) in connection with, as a result of or within 24 months immediately following a Change in Control, Sensormatic's Board of Directors shall have approved a merger, consolidation, reclassification, reorganization, dissolution, sale of all or substantially all of the assets of Sensormatic or similar event (a "Reorganization Event") as a result of which Sensormatic's Common Stock would cease to be outstanding or (iii) in connection with, as a result of or within 24 months immediately following a Change in Control, Sensormatic's Common Stock ceases to be listed for trading on a national securities exchange or quoted through NASDAQ or a comparable securities quotation system, Executive shall have the right, exercisable by written notice given at any time during the 13-month period immediately following the date of such Change in Control (and, if later, the date of any such Majority Acquisition, Reorganization Event or cessation of listing or quotation), to require Sensormatic to purchase:

          (1) any or all of such stock options issued by Sensormatic to Executive, whether or not then exercisable, and/or any stock options issued upon conversion of or in exchange for any such Sensormatic stock options pursuant to any such Reorganization Event ("Conversion Options"), at a purchase price equal to the excess of the aggregate Fair Market Value (as defined below) of the shares of Sensormatic Common Stock subject to such Sensormatic stock options over the aggregate exercise price of such stock options (or, in the case of any Conversion Options, such amount calculated with respect to the Sensormatic stock options which were converted into or exchanged for such Conversion Options); and/or

          (2) any or all shares of Sensormatic Common Stock held by Executive at or immediately prior to the date of such Change in Control (including any shares of Sensormatic

     Common Stock (restricted or otherwise, and whether or not vested) awarded to Executive pursuant to any compensation plan or arrangement of Sensormatic) or issued pursuant to the exercise of any such Sensormatic stock options following the date of such Change in Control, and/or (without duplication) any shares or other securities issued upon conversion of or in exchange for any such shares of Common Stock pursuant to any such Reorganization Event ("Conversion Shares"), at a purchase price equal to the aggregate Fair Market Value of such shares (or, in the case of any Conversion Shares issued upon conversion of or in exchange for Common Stock, the Fair Market Value of the shares of Common Stock which were converted into or exchanged for such Conversion Shares); provided, that Sensormatic may offset against the amount so payable for Common Stock or Conversion Shares all amounts outstanding on any loans made to Executive for the purchase of, or payment of taxes relating to, such shares of Common Stock or Conversion Shares, as contemplated by Section 6(c) hereof or otherwise.

Payment for any such options or shares shall be made by Sensormatic within 10 days after Executive's surrender of any such options, and/or within 10 days after Executive's surrender of the certificates representing any such shares of Common Stock or Conversion Shares (or, if such certificates are in Sensormatic's possession, within 10 days after Executive's notice of exercise under this
Section 6(b)).

          For purposes of this Section 6(b), the "Fair Market Value" of a share of Sensormatic Common Stock means the highest fair market value per share of Sensormatic Common Stock of the consideration paid in any transaction by any Person who effects such Change in Control, in connection therewith, whether through open market purchases, Tender Offers, Reorganization Events, private transactions or otherwise.

          (c) Upon Executive's request, Sensormatic shall lend to Executive, interest free, up to an amount equal to the aggregate exercise price of the options referred to in Section 6(a) hereof, should Executive elect to exercise such options. If requested by Executive, Sensormatic shall also lend to Executive, interest free (or, at Executive's option, provide a guaranty to enable Executive to borrow), up to an amount equal to the percentage specified in Section 6(d)(i) times the Share Income (as such term is defined in such Section) resulting from such exercise and/or vesting. Such loan or loans shall be due and payable to Sensormatic upon the earliest of (i) the fifth anniversary date of such loan or loans, (ii) in the event that Executive's employment with Sensormatic terminates, other than termination by Sensormatic for Cause (as defined in Section 9 hereof, "Cause"), upon the expiration of 30 months following such termination, or in the event that Executive's employment is terminated by Sensormatic for Cause, upon the expiration of 30 days after such termination, or (iii) promptly (but in any event within five (5) business days) after receipt of the proceeds of sale from the sale of such shares, to the extent of the loan or loans applicable to such sold shares. Executive shall deposit such shares with Sensormatic as security for any such loan, if Sensormatic shall so request. Notwithstanding anything to the contrary contained in this Section 6(c), Sensormatic's Stock Purchase Loan Plan or any promissory note or security agreement executed by Executive pursuant to such Plan, no additional collateral shall be required by Sensormatic in connection with any such loan to Executive, and, if necessary to be in compliance with applicable margin regulations under federal laws, such loans shall be unsecured; and if, because of Internal Revenue Service rules or other rules, Sensormatic is unable to lend such funds to Executive interest free and without any imputation of interest, Sensormatic shall pay Executive a dollar amount of additional compensation which shall equal the amount of interest required to be charged in order to avoid such imputation in such instances and Executive shall then pay Sensormatic the rate of interest on such loan required by law to avoid imputation.

          (d) (i) If a Majority Acquisition shall have occurred or if, in connection with, as a result of or within 24 months immediately following a Change in Control, either a Reorganization

     Event shall have occurred or Sensormatic's Common Stock ceases to be listed for trading on a national securities exchange or quoted through NASDAQ or a comparable securities quotation system, then Executive shall have the right, exercisable during the period and in the manner described in Section 6(d)(ii) hereof, to require Sensormatic to purchase any or all of Executive's Option Acquired Shares and Award Shares (as defined below), and/or any or all Conversion Shares issued with respect to any Option Acquired Shares or Award Shares. The price at which Executive shall be entitled to sell any Option Acquired Share to Sensormatic under this
     Section 6(d)(i) shall equal the sum of (A) the option exercise price paid (including payments made by promissory notes issued under Sensormatic's Stock Purchase Loan Plan or otherwise) by Executive in acquiring such share, plus (B) an amount equal to a percentage, determined as provided below in this clause (i), of the difference between such option exercise price and the Market Value of a share of Sensormatic Common Stock on the date the share was acquired. The price at which Executive shall be entitled to sell any Award Share under this Section 6(d)(i) shall be equal to the Market Value (as defined below) of such share on the date Executive's right to such share vested, multiplied by the percentage determined as provided below in this clause (i). The price at which Executive shall be entitled to sell any Conversion Shares pursuant to this Section 6(d)(i) shall be calculated as set forth above with respect to Option Acquired Shares or Award Shares, as applicable, based upon the purchase price, date of purchase and Market Value of any Option Acquired Shares, and the vesting date and Market Value of any Award Shares, which were converted into or exchanged for any such Conversion Shares sold. The percentage referred to in this Section 6(d)(i) shall be equal to the sum of (1) the highest marginal net rate of income tax (federal, state and local) applicable to an individual residing where the Executive resided at the time the Executive reported income ("Share Income") with respect to the Option Acquired Shares or Award Shares, as the case may be plus (2) the Medicare employee tax rate, plus (3) a percentage equal to (x) that part, if any, of the Share Income that was actually subject to employee Social Security tax, multiplied by (y) the social security employee tax rate, divided by (z) the total Share Income (in each case as applicable at the time such share was purchased by Executive, in the case of any Option Acquired Shares, or at the time Executive's right to such share vested, in the case of any Award Shares). The purchase price payable by Sensormatic shall in all events be equitably adjusted to reflect any stock dividends, stock splits, extraordinary dividends or similar events since the date of acquisition by Executive of any such shares.

          For purposes of this Section 6(d), the term "Option Acquired Shares" shall mean shares of Sensormatic Common Stock acquired by Executive upon exercise of options granted to Executive, the term "Award Shares" shall mean shares of Sensormatic Common Stock awarded to Executive pursuant to Sensormatic's Stock Incentive Plan or any other compensation plan or arrangement of Sensormatic, other than pursuant to the exercise of options, and the term "Market Value" shall mean the average of the high and low sales prices of a share of such Common Stock on the applicable date (or most recent date on which one or more sales occurred) as reported through NASDAQ or the principal exchange on which such Common Stock was listed for trading.

             (ii) Executive may exercise his right to sell Option Acquired Shares, Award Shares and/or Conversion Shares under this Section 6(d) at any time within 13 months following any of the events specified in the first sentence of Section 6(d)(i) hereof by giving written notice of such exercise to Sensormatic, which notice shall set forth the Option Acquired Shares, Award Shares and/or Conversion Shares to be sold, the exercise price paid by Executive in acquiring any such Option Acquired Shares or Conversion Shares, the highest marginal tax rates applicable for purposes of the respective calculations specified in Section 6(d)(i) hereof and the Market Value of the Common Stock or Conversion Shares, as applicable, on each date that any applicable

     Option Acquired Shares or Conversion Shares to be sold were purchased by Executive or Executive's right to any applicable Award Shares vested, as the case may be. The information set forth in such notice shall be presumed to be correct.

             (iii) In addition to the purchase price for the Option Acquired Shares, Award Shares or Conversion Shares being sold to Sensormatic under this Section 6(d), Sensormatic shall pay to Executive an amount (the "Tax Payment") equal to a percentage (determined pursuant to the following sentence) of the excess, if any, of (A) the product of the number of such Option Acquired Shares, Award Shares and/or Conversion Shares being sold multiplied by the Market Value of a share of Sensormatic Common Stock or Conversion Shares, as applicable, on the Purchase Date, as such term is defined in Section 6(d)(iv) hereof, or such other value of a share of Sensormatic Common Stock or Conversion Shares as may be required to be used to determine the amount, if any, recognizable as ordinary income arising out of the sale of such shares to Sensormatic, over (B) the aggregate purchase price for all such Option Acquired Shares, Award Shares and/or Conversion Shares being sold by Executive. The percentage referred to in the preceding sentence shall be determined in accordance with Section 6(d)(i) hereof as applicable on the Purchase Date.

             (iv) Within 10 days after Executive's surrender of the certificates representing any such Option Acquired Shares, Award Shares and/or Conversion Shares or, if such certificates are in Sensormatic's possession, within 10 days after Executive's notice of exercise under this Section 6(d) (the "Purchase Date"), Sensormatic shall purchase the Option Acquired Shares, Award Shares and/or Conversion Shares referred to in such notice by paying to Executive (subject to offset as provided in the following sentence) the full purchase price thereof, as calculated under Section 6(d)(i) hereof, plus the Tax Payment applicable thereto. Sensormatic may offset against payment of any or all of such purchase price and the related Tax Payment all or a portion of any indebtedness of Executive then outstanding under Sensormatic's Stock Purchase Loan Plan attributable to any Option Acquired Shares and/or Conversion Shares sold to Sensormatic hereunder.

             (v) Executive's rights under this Section 6(d) are independent of and not limited by, and do not constitute any limitation of, Executive's rights under Section 6(b) hereof. Executive may exercise any rights under either Section 6(b) hereof or this Section 6(d), in whole or in part (but without duplication), in Executive's sole discretion.

          (e) (i) Subject to Section 4 hereof, if either a Majority Acquisition occurs or, in connection with, as a result of or within 24 months following a Change in Control, a Reorganization Event occurs, then Sensormatic shall pay to Executive (irrespective of whether he is then employed by Sensormatic or its successor; provided, however, that in the event that
                                   --------  -------
     Executive voluntarily terminates his employment with Sensormatic (other than by resignation contemplated by Section 10 hereof) prior to the occurrence of the event giving rise to the right to receive the cash bonus payment provided for in this Section 6(e), Executive shall have no right to receive such bonus payment), within thirty days after the effective date of such Majority Acquisition or Reorganization Event, as the case may be, a cash bonus payment equal to a percentage (determined pursuant to Sections 6(e)(ii) and 6(e)(iii) hereof) of Executive's Special Bonus Base (as defined below). Executive's Special Bonus Base shall equal four times the greater of (A) the sum of Executive's annual base salary in effect at the end of the last full month preceding the first public announcement relating to the proposed Majority Acquisition or Reorganization Event, as the case may be, plus the bonus paid to Executive by Sensormatic with respect to the most recently completed fiscal year of Sensormatic prior to such month, or (B) the sum of Executive's annual base salary and target bonus as specified in
     Section 2 hereof.

             (ii) The percentage of the Special Bonus Base which Executive shall be entitled to receive under this Section 6(e) shall be calculated on the basis of the Premium (as defined below) paid or offered to holders of Sensormatic's Common Stock in connection with a Majority Acquisition or Reorganization Event. Premium shall mean the percentage which results from dividing (A) the amount by which the Event Value (as defined below) exceeds the Pre-Event Share Price (as defined below), by (B) the Pre-Event Share Price. The Pre-Event Share Price shall be equal to the average of the closing sales prices (or if there is no sales price, the last bid price) for a share of Sensormatic's Common Stock, as such prices are reported through NASDAQ or the principal exchange on which such shares are listed for trading, on the last business day of each week during the twenty-six weeks immediately preceding the first to occur of (x) the first public announcement relating to any proposed Change in Control or Reorganization Event, or (y) any event resulting in the pendency of an Attempted Change in Control which culminates, directly or indirectly, in the Change in Control giving rise to Executive's rights under this Section 6(e). In the case of any Reorganization Event or Tender Offer, or combination or series of Reorganization Events and/or Tender Offers, "Event Value" shall mean the fair market value of the consideration paid per share of Sensormatic Common Stock pursuant to such Reorganization Event or Tender Offer determined as of the effective date of the Reorganization Event or of the consummation of the Tender Offer, as the case may be, provided that in the event that different prices are paid per share of Sensormatic Common Stock pursuant to such Reorganization Event, Tender Offer or any combination or series thereof, the Event Value shall be equal to the fair market value of the aggregate consideration paid pursuant to all such Tender Offers and/or Reorganization Events (determined as of the dates set forth above) divided by the number of shares of Sensormatic Common Stock purchased pursuant to all such Tender Offers and/or Reorganization Events. In case of any other transaction or series of transactions giving rise to the right of Executive to receive the bonus provided for in this Section 6(e), "Event Value" shall mean the highest fair market value of the consideration paid per share of Sensormatic Common Stock pursuant to any such transaction, determined as of the date of payment thereunder. The determination of Event Value shall be conclusively made by an investment banking firm selected by the Previous Members of the Board of Directors who are not entitled to receive bonuses under this Section 6(e) or analogous provisions of other agreements;

     provided, that in the event that the Previous Members of the Board of
     --------
     Directors fail to make such selection within 45 days after consummation of the transaction giving rise to the right to rights under this Section 6(e), or the selected investment banking firm fails to make such a determination within an additional 90 days, Event Value shall be determined by arbitration under Section 17. Sensormatic shall pay all fees and expenses of any such investment banker.

             (iii) The percentage of the Special Bonus Base which Executive shall be entitled to receive as a bonus under this Section 6(e) shall be 20% if the Premium is at least 20% and shall increase by 3.2% for each one percent (and by a fraction of 3.2% for each fraction of one percent) by which the Premium exceeds 20%. For example, if the Premium were 30%, Executive would be entitled to a bonus of 52% of the Special Bonus Base; if the Premium were 40.5%, Executive would be entitled to a bonus of 85.6% of the Special Bonus Base; and if the Premium were 50%, Executive would be entitled to a bonus of 116% of the Special Bonus Base. The maximum bonus which Executive shall be entitled to receive is 167% of the Special Bonus Base. No bonus shall be payable pursuant to this Section 6(e) if the Premium is less than 20%.

          7.  Benefits on Termination.
              -----------------------

          (a) Termination at Any Time after Change in Control.  In the event of
              --------------------------------------- -------
any termination, other than termination by Sensormatic for Cause, of Executive's employment with Sensormatic at any time following a Change in Control, Executive shall be entitled to the following benefits:

             (i) Subject to Section 4 hereof, Sensormatic shall, as soon as practicable, pay to Executive a lump sum payment equal to the amount of any then unvested interest which Executive may have had on the date of such Change in Control (less any amount of such interest subsequently vested), and as supplemented thereafter through the date of such termination, in Sensormatic's profit sharing, ESOP or other retirement plans (other than the Senior Executive Plan); and

             (ii) Unless a trust or other arrangement previously determined in writing to be satisfactory by a majority of the Previous Members of the Board of Directors (as defined below) then in office assuring payment of benefits to or for the benefit of Executive under Sensormatic's Senior Executive Plan in the event of a Change in Control has been previously established and is then in effect, Sensormatic shall take such steps as are necessary, within 30 days after such termination, to fully fund all of Executive's benefits under such Plan (after giving effect to the change in control provisions of such Plan) through paid-up insurance, annuity contracts and/or other similar means, so that the ultimate payment of benefits (at a rate not less than the greater of the rates in effect under such Plan at the date of such termination or immediately after such Change in Control) upon Executive's attaining retirement age under such Plan or upon his earlier death or disability (as defined in such Plan) (despite Executive's no longer being employed by Sensormatic) shall be assured beyond any reasonable doubt; provided, however, that either such manner of
                                  --------  -------
     funding shall be structured so as not to constitute "constructive receipt" by Executive of the benefits in question for income tax purposes, or the benefits in question shall be paid out in a lump sum, discounted to present value in the manner provided in Section 8(a). In addition, following any such termination which is involuntary, any noncompetition provisions included in such Plan shall have no force or effect.

          (b) Involuntary Termination Within 36 Months After Change in Control.
              ---------------------------------------------- -----------------
In the event of the involuntary termination (other than for Cause) of Executive's employment with Sensormatic within the 36-month period immediately following a Change in Control:

             (i) Executive shall be entitled to receive, for each of the 36 months immediately following the effective date of such termination and irrespective of whether Executive commences new employment within such period, the greatest of (A) 1/12 of the amount of Executive's most recent rate of annual base salary, plus 1/12 of Executive=s most recent annual bonus, (B) 1/12 of Executive's annual base salary and target bonus in effect immediately prior to the date of such Change in Control or (C) 1/12 of Executive's annual base salary and target bonus as specified in Section 2 hereof;

             (ii) During that portion of the period set forth in Section 7(b)(i) hereof during which Executive has not commenced new regular, full time employment,

                    (x) Sensormatic shall continue to provide to Executive the fringe benefits enumerated in Sections 3(a), (b), (c), (e) and (f) hereof on at least the same basis as in effect immediately prior to the Change in Control, and shall, if requested by Executive, provide Executive with office space appropriate for his level and in close proximity to the office he occupied at the time of the Change in Control, secretarial help and local and long distance telephone service; and

                    (y) Sensormatic shall provide Executive with appropriate out-placement services, including counseling and traveling expenses to such outplacement services, when necessary, as well as to potential job interviews when not paid by the potential employer, all without charge to Executive;

               (iii) Within 30 days after such termination, Sensormatic shall pay to Executive an amount equal to his pro rata annual bonus for the year
                                             --- ----
     in which termination occurs, based on the target bonus for such year; and

             (iv) On the date of such termination, ownership of the car which Sensormatic was providing to Executive shall immediately be transferred to Executive free and clear of any liens or other obligations, if such car is then owned by Sensormatic. If such car is then leased, rather than owned, by Sensormatic, Executive shall continue to have the use of such car and Sensormatic shall continue to pay all lease payments and insurance premiums with respect thereto until the end of the then existing term, at which time Sensormatic shall purchase such car and shall transfer title to such car to Executive.

          (c) Voluntary Termination Within 24 Months After Change in Control.
              -------------------------------------------- -----------------
Subject to Section 4 hereof, in the event of Executive's voluntary termination of employment with Sensormatic (other than by resignation contemplated in Section 10 hereof) within the 24-month period immediately following a Change in
Control:

             (i) Executive shall be entitled to receive, for each of the 24 months immediately following the effective date of such termination and irrespective of whether Executive commences new employment within such period, the greatest of (A) 1/12 of the amount of Executive's most recent rate of annual base salary, plus 1/12 of Executive's most recent annual bonus, (B) 1/12 of Executive's annual base salary and target bonus in effect immediately prior to the date of such Change in Control or (C) 1/12 of Executive's annual base salary and target bonus as specified in Section 2 hereof; and

             (ii) During that portion of the period set forth in Section 7(c)(i) hereof during which Executive has not commenced new regular, full time employment, Executive shall be entitled to the benefits set forth in
     Section 7(b)(ii) hereof; and

             (iii) Within 30 days after such termination, Sensormatic shall pay to Executive an amount equal to his pro rata annual bonus for the year in
                                         --- ----
     which termination occurs, based on the target bonus for such year; and

             (iv) Executive shall be entitled to the benefits set forth in
     Section 7(b)(iv) hereof.

          (d) Consulting Services.  For a period of one year following
              -------------------
Executive's voluntary termination (other than by resignation contemplated in Section 10 hereof or in Section 4(c) of the Employment Agreement (or the corresponding provision of any successor agreement)), following an "approved" Change in Control, of his employment with Sensormatic in which Executive receives payments under Section 7(c)(i) hereof, or, if shorter, the period beginning on the date of such termination and ending six months after the appointment of a new chief executive officer (other than an interim or acting chief executive officer) (the "Payment Period"), Executive agrees to make himself available at the executive offices of Sensormatic in Palm Beach County or Broward County, Florida to advise and consult with Sensormatic with respect to matters specified by the chief executive officer or Board of Directors of Sensormatic and appropriate for a former chief executive officer or chief operating officer. Executive shall perform such services at such times as are (i) reasonably requested by the chief executive officer or Board of Directors of Sensormatic, (ii) reasonably acceptable to Executive and (iii) consistent with Executive's duties and obligations in the course of his then occupation or employment, if any. Executive shall use reasonable efforts to comply with such requests to perform up to 250 hours of such services during the Payment Period.

          (e) In the event of any termination of Executive's employment to which this Section 7 is applicable, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain, except as expressly set forth in this
Section 7.

          8.  Benefits on Death or Disability.
              -------------------------------

          (a) In the event of Executive's death at any time within 36 months after a Change in Control and prior to any termination of Executive's employment, or in the event that Executive had died prior to a Change in Control and that as of the date of such Change in Control there remain outstanding amounts payable under Sensormatic's Senior Executive Plan for Executive, unless in either case a trust or other arrangement previously determined in writing to be satisfactory by a majority of the Previous Members of the Board of Directors then in office assuring payment of benefits to or for the benefit of the Executive under such Plan in the event of a Change in Control has been previously established and is then in effect, Sensormatic shall promptly pay to Executive's designated beneficiary or Executive's heirs, executors, administrators or personal representatives (collectively, "Successors") all of the remaining benefits under such Plan to which Executive's Successors are then entitled, in the form of a lump sum payment equal to the amount of such benefits discounted to present value using an interest rate equal to the rate published by Pension Benefit Guaranty Corporation for the purpose of discounting pension benefits to present value in the event of a lump sum prepayment thereof, as then in effect, but such discount rate shall in no event be greater than ten percent (10%) per annum.
      --- -----

          (b) In the event of Executive's death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended and in effect and interpreted as of the date of this Agreement) at any time within the 24-month period immediately following a Change in Control and prior to any termination of Executive's employment, Executive or Executive's Successors shall be entitled to all of the benefits of Executive provided under this Agreement as if Executive had voluntarily terminated his employment with Sensormatic (but without giving effect to Section 4 hereof or to the loss of benefits upon voluntary termination under Section 6(e)(i) hereof), including, without limitation, those set forth in Section 6(c) hereof.

          (c) In the event of Executive's death or disability after termination of Executive's employment with Sensormatic, Executive or Executive's Successors shall be entitled to receive all remaining benefits to which Executive is entitled under this Agreement.

          9   Termination for Cause.  In the event that Executive's employment
              ---------------------
with Sensormatic is terminated for Cause at any time after any Change in Control, Executive shall not be entitled to any of the benefits set forth in Sections 6, 7 or 8 of this Agreement not yet received by him, except to the extent that Executive exercised rights prior to such termination with respect to options, Award Shares or Conversion Shares as provided under Sections 6(a), 6(b) and 6(d) hereof. The foregoing shall not affect any rights of Executive accrued other than by virtue of this Agreement. For purposes of this Agreement, Sensormatic shall be deemed to have terminated Executive's employment with Sensormatic for Cause only if such termination is effected for any of the following reasons:

          (a) willful misconduct by Executive in the performance of Executive's duties resulting in material economic harm to Sensormatic; or

          (b) the conviction of Executive for a felony involving moral turpitude under federal or state law;

provided, however, that the determination of the existence of the grounds
--------  -------
referred to in subparagraph (a) of this Section 9 shall be made, in good faith, only by a majority of the Previous Members of the Board of Directors who are then in office with Sensormatic or a corporate successor of Sensormatic, provided that such majority shall consist of not less than two persons; and

provided, further, that Executive shall be given prior written notice by the
--------  -------
Board of Directors of the intention to terminate him for Cause and the specific grounds for such termination, as determined in accordance with this Section 9, and shall be entitled to a hearing before such Previous Members of the Board of Directors before such termination becomes effective.

          10   Involuntary Termination Events.  By way of illustration, and not
               ------------------------------
of limitation, each of the following events shall constitute involuntary termination of Executive's employment with Sensormatic, provided that Executive
                                                        --------
resigns from such employment within six months following such event, but in no case later than 36 months immediately following a Change in Control, and provided, further, that Executive shall not have consented to such event in
--------  -------
writing:

          (a) Executive is assigned any duties or responsibilities that are materially inconsistent with Executive's position, office, duties, responsibilities or status immediately prior to the date of such Change in Control, or which materially impair Executive's ability to function as President or Chief Executive Officer of Sensormatic, or a material change is made in Executive's reporting responsibilities, titles or offices from those in effect immediately prior to such Change in Control, or Executive is removed from, or is not re-elected to, any such position or office, or as a director of Sensormatic, following such Change in Control, unless in connection with the termination of Executive's employment with Sensormatic for Cause or by reason of his death or disability;

          (b)(i) Executive's annual rate of salary or target bonus is reduced below the greater of the amounts (x) paid therefor immediately preceding the date of such Change in Control or (y) expressly set forth in Section 2 hereof,
(ii) the formula for the calculation of Executive's bonus is changed in a manner that could reasonably be anticipated to decrease the amount payable thereunder or (iii) any other change is made with respect to Executive's salary or bonus that would violate Section 2;

          (c) a material reduction is made in the benefits set forth in paragraphs (a) through (i) of Section 3 hereof or to any additional benefits or perquisites which may have been granted to Executive subsequent to the date of this Agreement (other than changes made in benefit plans required by law or applicable regulations thereunder), as they may be in effect immediately prior to the date of such Change in Control, or if any increase is made in the cost to Executive for such benefits; or

          (d) Executive is transferred or required to transfer to a location outside of a 25-mile radius of Sensormatic's then-current headquarters in Palm Beach County or Broward County, Florida, or the principal place of business of Sensormatic in which Executive's major duties have been carried out is transferred to a location outside of a 25-mile radius of Sensormatic's then-current headquarters in Palm Beach County or Broward County, Florida.

          (e) Sensormatic fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets and/or business of Sensormatic within 15 days after a Reorganization Event or any other transaction occurring in connection with, as a result of or within 24 months following a Change in Control pursuant to which Sensormatic is not the surviving corporation.

          11   Payments.  All monthly payments that Executive (or his
               --------
Successors) is entitled to receive under Sections 6 or 7 of this Agreement shall be paid by or on behalf of Sensormatic on or before the 10th day of each month in which payable, except that any payments required to be made under the plans referred to in Section 7(a) hereof shall be made in accordance with the terms of such plans. Any lump sum payable to Executive under Sections 6, 7, 8(a) or 12 of this Agreement shall be paid by or on behalf of Sensormatic within 10 days after Executive's right to such payment accrues, except as otherwise expressly set forth any provision of such Sections.

          12   Excise Taxes.  In the event that the aggregate of all payments or
               ------------
benefits made or provided to Executive in connection with a Change in Control under this Agreement and under all other plans and programs of Sensormatic (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, as amended, or any successor provision, Sensormatic shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or any successor provision ("Excise Tax"), is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this Section 12 shall be made by an independent auditor (the "Auditor") jointly selected by Sensormatic and Executive and paid by Sensormatic. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of Sensormatic or any affiliate thereof. If Executive and Sensormatic cannot agree on the firm to serve as the Auditor, then Executive and Sensormatic shall each select one nationally recognized United States accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to Executive under this Section 12 has been made, Sensormatic shall pay to Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time that the amount of the actual Excise Tax liability is finally determined, such additional amount to be calculated in the same manner as such initial payment. Executive and Sensormatic shall cooperate with each other in connection with any action, arbitration, suit, investigation or proceeding (collectively, "Proceeding") relating to the existence or amount of liability for Excise Tax, and all expenses relating to any such Proceeding (including all reasonable attorney's fees and other expenses incurred by Executive in connection therewith) shall be paid by Sensormatic promptly upon notice of demand from Executive.

          13   Costs of Collection.  Sensormatic agrees upon demand to pay all
               -------------------
costs and expenses of Executive (including, without limitation, reasonable counsel fees and expenses) in connection with the enforcement, whether through negotiations, arbitration or legal proceedings or otherwise, of this Agreement and the collection of any benefits due to Executive hereunder.

          14   No Effect on Employment.  This Agreement is not, and nothing
               -----------------------
hereby shall be deemed to create, a contract of employment between Sensormatic and Executive. The right of Sensormatic to terminate Executive's employment with Sensormatic or any subsidiary thereof, at any time at will or as otherwise provided in the Employment Agreement or any other agreement between Sensormatic and Executive, shall not be affected or limited by this Agreement and is specifically reserved. Further, this Agreement shall not be deemed to require Sensormatic to continue, or to continue unmodified, any benefit plan or policy, whether or not referred to in Section 3 hereof, provided that no Change in Control shall have occurred and no Attempted Change in Control shall have occurred and then be pending.

          15   Conflicts with Other Agreements.  Nothing contained in or arising
               -------------------------------
out of this Agreement shall be deemed to discharge, release or modify the obligations of Sensormatic to Executive under the provisions of the Employment Agreement or any other agreement between them or of any plan or program of Sensormatic, regardless of whether the subject matter of any provision thereof is the same or similar to that of any provision of this Agreement, the rights and remedies of Executive under this Agreement and any other such agreement, plan or program being cumulative and not in substitution of each other; provided, however, that nothing in this Agreement shall entitle Executive to receive duplicative payments of salary, bonus or other benefits. Further, nothing in this Agreement shall diminish or otherwise adversely affect Executive's rights or benefits accruing as a consequence of his death or disability, at any time after a Change in Control, under the terms and conditions of the plans or programs of Sensormatic in which Executive is a participant immediately prior to any Change in Control and any additional plan or program of Sensormatic in which Executive is a participant at the time of Executive's death or disability.

          16   Maintenance of Plans.  Sensormatic agrees that, for not less than
               --------------------
36 months after a Change in Control (whether "approved" or "non-approved"), it shall maintain in effect the plans and programs in which Executive is a participant immediately prior to such Change in Control (or comparable plans and programs) to the extent necessary to assure that the rights and benefits of Executive thereunder shall be no less favorable after such Change in Control than immediately prior thereto, provided, that Sensormatic shall in no event make any change in the event of or at any time after a Change in Control in the Senior Executive Plan resulting in a reduction of Executive's benefits thereunder.

          17   Arbitration.  Any controversy or claim arising out of or relating
               -----------
to this Agreement shall be settled by arbitration before the American Arbitration Association in Miami, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any costs, including, without limitation, attorneys' fees and disbursements, incurred by Executive in such arbitration or in connection with any appeal therefrom or any action brought to enforce or collect any such award or judgment thereon, shall be reimbursed by Sensormatic, provided, that Sensormatic shall not be required to reimburse Executive hereunder in the event that the arbitral panel or appeals court finds that Executive's claims and/or defenses are substantially without reasonable basis.

          18   Survival.  This Agreement shall be binding on, enforceable
               --------
against and inure to the benefit of Executive and his heirs, executors, administrators, personal representatives, successors and assigns and Sensormatic and its successors and assigns, including, without limitation, any corporation with or into which Sensormatic is merged or consolidated, or any entity which acquires all or substantially all of the business and assets of Sensormatic, in connection with any Change in Control. In connection with any sale, merger or consolidation described in the preceding sentence, Sensormatic shall take all actions permissible under applicable law in order to cause such other corporation to expressly assume Sensormatic's liabilities, obligations and duties hereunder.

          19   Notices.  Any notice given to a party pursuant to or in
               -------
connection with this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by Federal Express or a similar overnight courier service or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated at the beginning of this Agreement or to such changed address as such party may subsequently give such notice of.

          20   Severability.  If any provision of this Agreement is found to be
               ------------
invalid or unenforceable by a court of competent jurisdiction or an arbitral panel under Section 17 hereof, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

          21   Governing Law.  This Agreement shall in all respects be governed
               -------------
by and construed in accordance with the laws of the State of Florida applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                              SENSORMATIC ELECTRONICS CORPORATION


                              By: /s/ Garrett E. Pierce
                                 -----------------------------------------------
                                 Garrett E. Pierce
                                 Senior Vice President and Chief Financial
                                 Officer


                              /s/ Per-Olof Loof
                              --------------------------------------------------
                              Per-Olof Loof

                                                              Exhibit (e)(4)(xv)
                                                              ------------------

                             AMENDMENT TO AGREEMENT

          This is an Amendment dated July 31, 2001 (the "Amendment") to the Agreement dated as of August 23, 1999 (the "Change in Control Agreement") between Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic") and Per-Olof Loof ("Executive").

                                   Background
                                   ----------

          The Executive is currently employed by Sensormatic pursuant to the terms of an Employment Agreement between Sensormatic and Executive dated as of August 23, 1999 (the "Employment Agreement"). Concurrently with the execution of the Employment Agreement, the parties hereto entered into the Change in Control Agreement.

          Executive is a participant in Sensormatic's Supplemental Executive Retirement Plan For Vice President Level Employees and Officers Effective July 15, 1998, as Amended and Restated as of December 1, 1998 (the "SERP") as further amended through the date hereof, including pursuant to Section 3(f) of the Employment Agreement. The parties desire to amend the Change in Control Agreement to clarify certain matters with respect to Executive's participation in, and vesting schedule with respect to, the SERP including without limitation, following a Change in Control.

          In consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Change in Control Agreement is hereby amended as follows:

                                     Terms
                                     -----

          1. The foregoing recitals are true and correct and incorporated herein by reference. Any capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Change in Control Agreement.

          2. The parenthetical phrase beginning with the word "and" in the eighth (8th) line of the introductory paragraph of Section 3 of the Change in Control Agreement and ending with the word "thereunder" in the twelfth (12th) line of the introductory paragraph of Section 3 of the Change in Control Agreement is hereby amended and restated to read in its entirety as follows:

          "(and, in addition, there shall not, at any time following a Change in Control, be any change in Sensormatic's Supplemental Executive Retirement Plan For Vice President Level Employees and Officers Effective July 15, 1998, as Amended and Restated as of December 1, 1998 or any similar or successor plan (the "SERP," which shall include, for all purposes of this Agreement, any Supplemental Executive Retirement Plan Agreement between Sensormatic and Executive under the SERP) resulting in a reduction of Executive's benefits thereunder)"

          3. All references in the Change in Control Agreement to the term "Senior Executive Plan" and the term "Plan" as used in relation thereto shall be deemed to be references to the SERP.

          4. The introductory clause of Section 7(a) of the Change in Control Agreement is hereby amended and restated in its entirety to read as follows:

          "Termination at Any Time After Change in Control.  In the event of any
           -----------------------------------------------
          termination (including without limitation, any involuntary termination pursuant to the events set forth in Section 10 hereof or otherwise), other than termination by Sensormatic for Cause, of Executive's employment with Sensormatic at any time following a Change in Control, Executive shall be entitled to the following benefits:"

          5. The introductory clause of Section 7(b) of the Change in Control Agreement is hereby amended and restated in its entirety to read as follows:

          "Involuntary Termination Within 36 Months After Change in Control.  In
           ----------------------------------------------------------------
          the event of the involuntary termination (including without limitation, any involuntary termination pursuant to the events set forth in Section 10 hereof or otherwise), other than termination by Sensormatic for Cause, of Executive's employment with Sensormatic within the 36-month period immediately following a Change in Control:"

          6. Subsection 7(b)(ii)(x) of the Change in Control Agreement is hereby amended and restated in its entirety to read as follows:

          "Sensormatic shall continue to provide to Executive the fringe benefits enumerated in Sections 3(a), (b), (c), (e) and (f) hereof on at least the same basis as in effect immediately prior to the Change in Control, Executive's benefits under the SERP shall continue to vest in accordance with Section 3(f) of the Employment Agreement, and Sensormatic shall, if requested by Executive, provide Executive with office space appropriate for his level and in close proximity to the office occupied at the time of the Change in Control, secretarial help and local and long distance telephone service; and"

          7. Section 15 of the Change in Control Agreement is hereby amended and restated in its entirety to read as follows:

          "Conflicts with Other Agreements.  Nothing contained in or arising out
           -------------------------------
          of this Agreement shall be deemed to discharge, release or modify the obligations of Sensormatic to Executive under the provisions of the Employment Agreement (including without limitation Sections 3(j) and 4(b)(v) thereof) or of any other agreement between them or of any plan or program of Sensormatic, regardless of whether the subject matter of any provision thereof is the same or similar to that of any provision of this Agreement, the rights and remedies of Executive under this Agreement and any other such agreement, plan or program being cumulative and not in substitution of each other; provided, however, that nothing in this Agreement shall entitle Executive to receive duplicative payments of salary, bonus or other benefits. Further, nothing in this Agreement shall diminish or otherwise adversely affect Executive's rights or benefits accruing as a consequence of his death or disability, at any time after a Change in Control, under the terms and conditions of the plans or programs of Sensormatic in which Executive is a participant immediately prior to any Change in Control and any additional plan or program of Sensormatic in which Executive is a participant at the time of Executive's death or disability.

          8. The provisions of Section 3(f) of the Employment Agreement and their effect on Executive's rights under the SERP are hereby clarified as follows: Executive's right to the benefits to be paid under the SERP shall be based on 50% of the average of Executive's last three years' cash compensation referred to in such Section 3(f), and shall vest in accordance with such Section, without any reduction in benefit levels based on less than ten years of service, notwithstanding any contrary provision of the SERP.

          9. Except as specifically set forth above, the Change in Control Agreement shall remain in full force and effect.

          10. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one document.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                             SENSORMATIC ELECTRONICS
                                               CORPORATION

                                             By:
                                                --------------------------------

                                             Name:
                                                  ------------------------------

                                             Title:
                                                   -----------------------------

                                             /s/ Per-Olof Loof
                                             -----------------------------------
                                             Per-Olof Loof